Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Remington® Announces Proposed Redemption of 10½% Senior Notes due 2011

Madison, NC, July 8, 2009 - Remington Arms Company, Inc. (“Remington”), an indirect wholly owned subsidiary of Freedom Group, Inc., today announced that it intends to redeem all of its outstanding $200 million 10½% Senior Notes due 2011 (the “Notes”). Remington has issued a notice of redemption pursuant to the indenture for the Notes stating that it intends to redeem all of the Notes on August 7, 2009 (the “Redemption Date”) at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to the Redemption Date (together, the “Redemption Payment”). The redemption of the Notes is conditioned upon Remington receiving sufficient funds prior to the Redemption Date from one or more financings and/or borrowings to pay the aggregate Redemption Payment.

About Remington Arms Company, Inc.

Remington Arms Company, Inc., headquartered in Madison, N.C., designs, produces and sells sporting goods products for the hunting and shooting sports markets, as well as solutions to the military, government and law enforcement markets. Founded in 1816 in upstate New York, the Company is one of the nation's oldest continuously operating manufacturers. Remington is the only U.S. manufacturer of both firearms and ammunition products and one of the largest domestic producers of shotguns and rifles. The Company distributes its products throughout the U.S. and in over 65 foreign countries. More information about the Company can be found at www.remington.com.

About Freedom Group, Inc.

Freedom Group is the world’s leading innovator, designer, manufacturer, and marketer of firearms, ammunition, and related products for the hunting, shooting sports, law enforcement, and military markets. As one of the largest manufacturers in the world of firearms and ammunition, we have some of the most globally recognized brands including Remington, Bushmaster, DPMS/Panther Arms, Marlin, Harrington & Richardson, New England Firearms, Dakota Arms, L.C. Smith, Parker, EOTAC, and INTC.

Remington assumes no obligation to update publicly such forward–looking statements, whether as a result of new information, future events or otherwise.

For more information please contact:

Al Russo – Press Department

336-548-8572

Al.russo@remington.com